Exhibit 99.1
News Release

Wabtec Appoints Lee Banks to Board of Directors

PITTSBURGH, December 10, 2020 — Wabtec Corporation (NYSE: WAB) announced today the appointment of Lee Banks to its Board of Directors.

Banks, 57, is President and Chief Operating Officer for Parker Hannifin Corporation, a Fortune 500 global manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. Prior to this role, Banks was an operating officer responsible for numerous product groups, as well as driving the growth and development of Parker Hannifin's position in emerging markets. Banks has been the champion of Parker Hannifin’s lean transformation, as well as a driving force behind the company’s product innovation and successful acquisition strategy and integration efforts. Throughout his 30-year career, he has several global leadership positions within sales and operations management including several division general manager positions. Banks serves on the Board of Directors of Parker Hannifin. He is a former Board member of Nordson Corporation, a provider of precision dispensing equipment for industrial coatings.

“Lee is a talented leader and strategist, who will bring deep expertise in customer solutions, innovation, lean operations, and advanced manufacturing to his position on the Board,” said Wabtec Chairman Al Neupaver. “I look forward to working with Lee as we further advance Wabtec’s technical leadership, lean operations, expand our international footprint, and drive profitable growth.”

About Wabtec

Wabtec Corporation is a leading global provider of equipment, systems, digital solutions and value-added services for freight and transit rail. Drawing on nearly four centuries of collective experience across Wabtec, GE Transportation and Faiveley Transport, the company has unmatched digital expertise, technological innovation, and world-class manufacturing and services, enabling the digital-rail-and-transit ecosystems. Wabtec is focused on performance that drives progress, creating transportation solutions that move and improve the world. The freight portfolio features a comprehensive line of locomotives, software applications and a broad selection of mission-critical controls systems, including Positive Train Control (PTC). The transit portfolio provides highly-engineered systems and services to virtually every major rail transit system around the world, supplying an integrated series of components for buses and all train-related market segments that deliver safety, efficiency and passenger comfort. Along with its industry-leading portfolio of products and solutions for the rail and transit industries, Wabtec is a leader in mining, marine and industrial solutions. Wabtec has approximately 27,000 employees in facilities throughout the world. Visit the company’s new website at: www.WabtecCorp.com.

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Exhibit 99.1
News Release

Media Contact:
Deia Campanelli
Deia.Campanelli@Wabtec.com / 773-297-0482

Investor Contact:
Kristine Kubacki, CFA
Kristine.kubacki@wabtec.com / 412-450-2033